Contract JM0610

SynCo
Bio Partners

Cleveland Biolabs

Process Development and Manufacture of CBLB502

PROCESS DEVELOPMENT AND MANUFACTURING AGREEMENT

THIS PROCESS DEVELOPMENT AND MANUFACTURING AGREEMENT is made and entered into with an effective date of 31st August 2006.

BY AND BETWEEN:

Cleveland BioLabs, Inc. (CBL), with its registered office at 9450 West Bryn Mawr Ave., Suite 270, Rosemont, IL 60018-5248, USA , (hereafter referred to as: "CBL")

and

SynCo Bio Partners B.V., with its registered office at Paasheuvelweg 30, 1105 BJ Amsterdam-Zuidoost, the Netherlands (hereinafter referred to as: "SYNCO")

WHEREAS:

- CBL has developed a truncated 329 amino acid version of original Salmonella FliC flagellin (CBLB502) of which the active ingredient is called ("Product") (as defined hereafter);

- The Product, which to date has been expressed as a partially insoluble protein in *Escherichia coli* and purified on a small scale, has been selected by CBL as a suitable candidate for further development and Clinical Trials (as defined hereafter);

- In order to be able to produce material for Clinical Trials it is necessary to develop a scaleable manufacturing process for the Product;

- SYNCO is an independent contract manufacturer, with extensive experience in both Process Development and manufacture of biopharmaceuticals;

- CBL wishes to retain the services of SYNCO in order to use best efforts to develop a manufacturing process for the Product and has requested SYNCO to provide

sufficient machinery and equipment for the performance by SYNCO of a number of Runs (as defined hereafter) to verify the process developed under this Agreement and to provide material for preclinical studies and Clinical Trials (as defined hereafter), on the terms and conditions of this Agreement (as defined hereafter). CBL also intends to retain the services of SYNCO for commercial manufacture of the CBLB502 as outlined in Appendix Q and will be negotiated accordingly at a later date.

- SYNCO has agreed to use best commercial efforts to develop the manufacturing process according to agreed milestones listed Appendix I for the Product and has agreed to make such reservation on machinery and equipment for the performance of the agreed number of Runs and to perform the Runs, on the terms and conditions of this Agreement;

THE PARTIES HAVE AGREED AS FOLLOWS:

Article 1 – Definitions

For the purpose of this Agreement the following terms shall be defined as follows:

1.1 "Affiliate" means: any person or legal entity which controls, or is controlled by or is under common control with either of the Parties. For the purpose of this definition, a person or legal entity shall be deemed to "control" another legal entity if it owns, directly or indirectly, in excess of 50% of the outstanding voting securities or capital stock of such legal entity or any other comparable equity or ownership interest with respect to a legal entity.

1.2 "Agreement" means: this Process Development and manufacturing agreement including all appendices thereto, as such appendices may be amended from time to time in accordance with the provisions hereof.

1.3 "Batch" means: shall mean a specific quantity of the Product as set forth in **Appendix D** that is intended to have a uniform character and quality within specific limits and is produced according to a single manufacturing Run.

1.4 "Batch Production Records" or "BPRs" means: the Batch production records and other documents providing the manufacturing history of a Batch.

1.5 "Bulk Drug Substance" means: The unfilled CBLB502 that may subsequently be filled into vials to produce the Final Product.

1.6 "Claims" means: claims, damages, losses, liabilities, costs and expenses

1.7 "Clinical Studies" or "Clinical Trials" means: the use of the Product pursuant to any clinical protocols which have received or do receive approval by the competent authorities for the purpose of conducting clinical studies to determine the safety, efficacy or other characteristics of the Product.

1.8 "Confidential Information" means: (a) all business or technical information , trade secrets, know-how, techniques, data or other information, disclosed by either Party to the other Party in writing and designated confidential and (b) all information disclosed by either Party to the other Party orally, provided such oral information is confirmed in writing and designated confidential within thirty (30) days after such disclosure.

1.9 "Draft Procedures" means: the draft procedures to develop a manufacturing process for the Product as set out in **Appendix G**.

1.10 "Draft Specifications" means: the candidate specifications, as supplied by CBL for CBLB502, as set out in **Appendix D**.

1.11 "Facility" means: SYNCO's facility located at Paasheuvelweg 30, 1105 BJ, Amsterdam-Zuidoost, the Netherlands.

1.12 "Final Product" means: a medicinal product that has undergone all stages of production including filling into its final container.

1.13 "Financial Terms" means: the financial terms of this Agreement set forth in **Appendix M**.

1.14 "cGMP" means: the European Good Manufacturing Practices for Medicinal Products as set forth in 2001/83/EC, 2003/94/EC and 2005/28/EC (as amended) and applicable ICH guidelines as in effect at the time of manufacture by SYNCO of the Product.

1.15 "cGMP Specifications" means: the Bulk Drug Substance and Final Product specifications to be agreed by SYNCO and CBL in writing prior to cGMP manufacture, and to which the Product manufactured in the Manufacturing Phase will have to conform. The cGMP Specifications are to be attached hereto as **Appendix F**. It describes the chemical, physical, microbiological and biological requirements of the product. It also contains testing instructions that are used to test the product. Specifications may be amended from time to time by mutual agreement of the Parties.

1.16 "cGMP Procedures" means: the procedures for the manufacturing of Bulk Drug Substance and Final Product to be agreed by SYNCO and CBL in writing prior to cGMP manufacture. The cGMP Procedures are to be attached hereto as **Appendix H**.

1.17 "Manufacturing Activities" means: the manufacturing activities to be provided by SYNCO in the Manufacturing Phase in accordance with this Agreement, and to be described in **Appendix J**, which will be attached upon completion of the Process Development Activities.

1.18 "Manufacturing Phase" means: the period during which the Manufacturing Activities to be provided by SYNCO in accordance with this Agreement will be carried out and which period commences on the date that SYNCO provides CBL with the Process Development report described in Article 5.3 and ends upon completion of the manufacturing of the Batches to be manufactured by SYNCO hereunder.

1.19 "Material" means: Master Cell Bank, specific reagents and other materials indicated in **Appendix B, Part I** required for the manufacture of the Product. Unless included in **Appendix B**, commercially available raw materials are excluded.

1.20 "cGMP Cell Bank": a validated master or working cell bank, prepared and characterized under cGMP and accompanied by cGMP documentation, that is capable of producing the Product.

1.21 "Parties" and "Party" means: SYNCO and CBL and SYNCO or CBL, respectively, as the context may require.

1.22 "Process Development Activities" means: the activities to be provided by SYNCO in the Process Development Phase in accordance with this Agreement, as described in **Appendix I** as such **Appendix I** may be amended from time to time in accordance with the provisions of this Agreement.

1.23 "Process Development Phase" means: the period during which the Process Development Activities to be provided by SYNCO in accordance with this Agreement will be carried out and which period commences on the date indicated in the Time Schedule and ends upon the date that SYNCO provides CBL with the Process Development report described in Article 5.3.

1.24 "Process Development Specifications" means: the specifications to be agreed in writing by the Parties within three (3) months of the commencement of the

Process Development Phase in accordance with Article 3 of this Agreement. The Process Development Specifications to be attached hereto as **Appendix E**.

1.25 "Product" means: CBLB502 as described in **Appendix A.**

1.26 "Product Specifications" means: Draft Specifications, Process Development Specifications, cGMP Specifications. It describes the chemical, physical, microbiological and biological requirements of the product. It also contains testing instructions that are used to test the product.

1.27 "Raw Materials" means: the raw materials listed in **Appendix B, Part II** to be purchased by SYNCO inspected, tested, stored, and handled in accordance with SYNCO standard operating procedures by SYNCO and for which CBL shall reimburse SYNCO the purchase price.

1.28 "Regulatory Standards" means:

a) the license requirements related to the Facility; and

b) any standards of any governmental authority that apply to the Facility or to SYNCO's manufacturing, storage and handling of the Product.

1.29 "Request for Change" or "RFC" means: the formal request by either Party for a change to be made to the Process Development Activities (**Appendix I**), which request shall be submitted in the form as prescribed in **Appendix K**.

1.30 "Run" means: the manufacture of a Batch in (a part of) the Facility.

1.31 "Slot" means: the reservation of sufficient machinery and equipment, time and personnel required for the manufacturing of the Runs to be performed by SYNCO hereunder during the Manufacturing Phase (including set-up and cleaning).

1.32 "Steering Committee" means: the committee comprising six members (three of each Party) which will regularly discuss the technical aspects of the Process Development Activities and RFC's, if any.

1.33 "Time Schedule" means: the tentative time schedule set forth in **Appendix L** according to which the Process Development Activities will be carried out, as such **Appendix L** may be amended from time to time in accordance with the provisions of this Agreement.

1.34 "Yield": grams of Product bulk drug substance manufactured per Batch as indicated in the Batch Production Records approved by SYNCO'S quality assurance department pursuant to Article 9 of this Agreement.

Article 2 – Appendices to this Agreement

The following appendices form part of and are attached or will be attached to this Agreement:

Appendix A: Description of the Product (Process Development Phase / Manufacturing Phase)
Appendix B: Raw Materials/Materials (Process Development Phase / Manufacturing Phase)
Appendix C: Deliverables (Process Development Phase)
Appendix D: Draft Specifications (Process Development Phase)
Appendix E: Process Development Specifications (Process Development Phase)
Appendix F: cGMP Specifications (Manufacturing Phase)
Appendix G: Draft Procedures (Process Development Phase)
Appendix H: cGMP Procedures (Manufacturing Phase)
Appendix I: Process Development Activities (Process Development Phase)
Appendix J: Manufacturing Activities (Manufacturing Phase)
Appendix K: Request for Change Form (Process Development Phase)
Appendix L: Time Schedule (Process Development Phase / Manufacturing Phase)
Appendix M: Financial Terms (Process Development Phase / Manufacturing Phase)
Appendix N: Personnel (Process Development Phase / Manufacturing Phase)
Appendix O: Draft Quality Agreement (Manufacturing Phase)
Appendix P: Notices
Appendix Q: Outline of commercial agreement

A. PROCESS DEVELOPMENT PHASE

Article 3 – Process Development Activities

3.1 Subject to any changes made by the Parties in accordance with Article 4 of this Agreement, SYNCO agrees to perform the Process Development Activities for CBL as described in **Appendix I** of this Agreement.

3.2 When performing the Process Development Activities, SYNCO will use its reasonable best efforts to meet the Draft Specifications set out in **Appendix D**. However, nothing in this Agreement can or will be interpreted or construed as SYNCO having an obligation to achieve or guarantee a certain result or meet the Draft Specifications.

3.3 SYNCO will use its reasonable best efforts to meet the Draft Procedures set out in **Appendix G**. However, nothing in this Agreement can or will be interpreted or construed as SYNCO having an obligation to meet the Draft Procedures.

3.4 Within three (3) months of the commencement of the Process Development Phase, the Process Development Specifications will be agreed in writing between the Parties. The Parties agree that they will use their reasonable best efforts to reach an agreement on the Process Development Specifications. The Process Development Specifications will be attached to this Agreement as **Appendix E**.

3.5 Subject to the provisions of this Agreement, SYNCO agrees to use its best efforts to execute the Process Development and Manufacturing Activities according to the Time Schedule set forth in **Appendix** L of this Agreement. In the event SYNCO executes the Process Development or Manufacturing Activities more expeditiously than indicated in the Time Schedule, no change will be made to the Financial Terms in **Appendix M** and SYNCO remains entitled to the full amounts attributed in such **Appendix M** to the Process Development Activities.

3.6 SYNCO will use the project management and certain of the named personnel listed in **Appendix N,** provided that these persons remain employees of SYNCO and subject to the terms of confidentiality at least as protective as those herein. Notwithstanding anything to the contrary contained in this Agreement, SYNCO is entitled to replace any of the personnel listed in **Appendix N** by personnel with similar experience and know-how.

3.7 The obligations of SYNCO in the Process Development Phase under this Agreement are subject to:

a) CBL providing SYNCO prior to the scheduled start of the Process Development Activities as indicated in the Time Table:
- a specified expression of the Product in batch culture; and
- any and all other deliverables set forth in **Appendix C**; and

b) CBL providing SYNCO timely with any additional information SYNCO may request from time to time; and

c) fulfillment by CBL of all its other obligations hereunder, including but not limited to its payment obligations.

3.8 Although any material produced in the Process Development Phase will be well documented, such material will not be produced under cGMP nor will such material be released by a qualified person. SYNCO shall use its reasonable best efforts in order to achieve that any material produced after agreement between the Parties on the Process Development Specifications (but prior to the agreement on the cGMP Specifications) will meet the Process Development Specifications. Any such material shall not be used for Clinical Trials.

3.9 CBL has a continuing obligation to provide SYNCO with all information, assay technology, cell banks etc. in a timely manner, reasonably necessary for SYNCO to perform the Process Development Activities under this Agreement.

3.10 If at any time during the Process Development Phase, SYNCO comes to the conclusion on the basis of the results of the Process Development Activities performed until such moment, that SYNCO shall not be able to verify or scale-up the manufacturing process for the Product, SYNCO will notify the CBL thereof and this Agreement shall terminate with immediate effect. SYNCO shall in such event not be liable for any payments or damages whatsoever and such termination shall not release CBL from any liability for payment accrued or accruing to SYNCO prior to the termination date. Article 10.8 and 10.9 remain applicable.

Article 4 – Changes to the Process Development Activities and Time Schedule

4.1 The Process Development Activities to be performed by SYNCO hereunder will be discussed at least on a monthly basis by the Steering Committee in meetings to be held in person or by teleconference.

4.2 The Steering Committee can independently call *ad hoc* expertise from either Party.

4.3 The Steering Committee will provide CBL and SYNCO with a brief monthly written report on:

a) the status and progress of the Process Development Activities performed or to be performed hereunder; and

b) the change(s), if any, made to **Appendix** I.

4.4 Each of the Parties may submit to the other Party, in the form as prescribed in **Appendix K** and with a copy to the members of the Steering Committee, a RFC if it is of the opinion that a change has to be made to **Appendix I**. The RFC is sent to the other Party and the Steering Committee by e-mail, with a copy by regular post.

4.5 If a RFC is submitted by a Party, the Steering Committee will, evaluate what the technical consequences are of the requested change and decide whether that request for change should be implemented from a technical point of view.

4.6 In its first following meeting after the RFC is submitted in accordance with Article 4.4 of this Agreement, the Steering Committee shall discuss whether it is desirable, from a technical point of view, that the requested change to **Appendix I** is made.

4.7 To become effective, the RFC containing the requested change needs to be signed by authorized representatives of both Parties, indicating that the RFC (and the requested change) is accepted.

4.8 As from the signing of the RFC in accordance with Article 4.8, the requested change shall form part of **Appendix** I.

4.9 Nothing contained in this Article 4 or in any other provision of this Agreement can or will be interpreted as SYNCO having an obligation to accept any RFC submitted by CBL and nothing in this Article 4 or any other part of this Agreement can or will be interpreted as CBL having an obligation to accept any RFC submitted by SYNCO. However, both Parties are obligated to act reasonably and they shall use their best efforts to reach agreement on any RFC submitted to them.

4.10 If a Party desires a change to be made to the Time Schedule in **Appendix L**, whether or not as a result of a possible change to the Process Development Activities in **Appendix I**, both Parties have the obligation to negotiate in good faith on any requested change to the Time Schedule and they shall use their reasonable best efforts to reach agreement on any such change to the Time Schedule. No change to the Time Schedule shall become effective unless and until such change has been agreed between the Parties in writing.

4.11 SYNCO understands that any such changes to the Schedules or Appendices may have a material impact on CBL's business and agrees to use reasonable best efforts to minimize such changes to the Schedules and/or Appendices.

Article 5 – Slot, cGMP Specifications and Process Development Report

5.1 In view of the necessity for SYNCO to realize optimal use of the Facility and be able to schedule the use of equipment and personnel, CBL shall reserve a Slot and pay a non-refundable amount in respect of such reservation upon signing the contract. The amount of the payment in respect of the reservation of the Slot shall be as indicated on **Appendix M**. CBL may set-off this amount with any amounts payable by CBL in respect of the Manufacturing Activities to be performed hereunder, but not with any amounts payable in respect of the Process Development Activities.

5.2 Prior to the beginning of cGMP manufacture, the cGMP Specifications (to be attached hereto as **Appendix F**) are to be agreed between the Parties in writing. The Parties agree that they will use their reasonable best efforts to come to an agreement on the cGMP Specifications.

5.3 Ultimately two (2) weeks after the completion of the integration runs as defined in the Time Schedule attached as **Appendix I** (as such Appendix may have been amended in accordance with Article 4.10), SYNCO will provide CBL with a draft Process Development report describing in reasonable detail the outcome of the Process Development Activities. CBL will provide comments on the draft report within 2 weeks of receipt. Such report shall be written in the English language.

B. MANUFACTURING PHASE

Article 6 – Manufacturing Activities

6.1 CBL and SYNCO agree that any and all obligations of SYNCO under this Agreement in the Manufacturing Phase are subject to SYNCO and CBL having agreed on the cGMP Specifications and CBL having paid the non-refundable amount for the reservation of the Slot as provided in Article 5.1.

6.2 SYNCO agrees to perform the number of Runs indicated in **Appendix J**, which Runs shall result in Bulk Drug Substance or Final Product manufactured under cGMP. Final Product may be used in Clinical Studies.

6.3 Subject to Article 16.1, any Batches of Bulk Drug Substance manufactured during the Manufacturing Phase shall on the date of delivery to CBL conform to the cGMP Specifications to be attached hereto as **Appendix F, part a)** and any Batches of

Final Product manufactured during the Manufacturing Phase shall on the date of delivery to CBL conform to the cGMP Specifications to be attached hereto as Appendix F, part b) and when manufacturing Batches, SYNCO shall conform to the applicable cGMP Procedures set out in **Appendix H, part a)** and **part b)**, respectively, in all material respects.

6.4 Storage. SYNCO will store Product in accordance with cGMP for up to 60 days after its release at no additional cost to CBL. In the event that CBL desires to store product for more than 60 days, SYNCO and CBL shall discuss reasonable charges for such storage services.

6.5 Subject to Article 16.1, if through failure of SYNCO personnel, facilities or SYNCO cGMP procedures (not being the cGMP Procedures described in Appendix H), SYNCO fails to manufacture the Bulk Drug Substance in accordance with the Bulk Drug Substance cGMP Specifications to be attached hereto as **Appendix F, part a)**, SYNCO shall use its reasonable best efforts to manufacture, free of charge, replacement Batches which conform to such cGMP Specifications, provided that CBL has notified SYNCO in writing of such non-conformity immediately upon discovery but in any event within sixty (60) days from the date of delivery or thirty (30) days from receipt of the BPRs, whichever is earlier. Replacement of the Batches by SYNCO pursuant to this Article 6.5 shall be the sole responsibility of SYNCO with respect to non-conforming Batches and the sole remedy of CBL in lieu of all other rights and remedies that might otherwise be available to CBL. The failure to notify SYNCO of any non-conformity within the time periods stipulated in this Article 6.5 shall result in forfeiture of any and all rights CBL might otherwise have, under this Agreement, under applicable law or otherwise, in respect of such non-conforming Batches.

6.6 Subject to Article 16.1, if through failure of SYNCO personnel, facilities or SYNCO's cGMP procedures (not being the cGMP Procedures), SYNCO fails to manufacture the Final Product in accordance with the cGMP Specifications to be attached hereto as **Appendix F, part b)**, SYNCO shall use its reasonable best efforts to repeat the Manufacturing activities listed in **Appendix J, part b)**, free of charge, in order to provide replacement Batches which conform to the cGMP Specifications to be attached hereto as **Appendix F, part b)**, provided that CBL (i) has notified SYNCO in writing of such non-conformity immediately upon discovery but in any event within sixty (60) days from the date of delivery or thirty (30) days from receipt of the BPRs, whichever is earlier and (ii) CBL shall provide SYNCO, free of cost, with sufficient Bulk Drug Substance. Replacement of the Batches by SYNCO pursuant to this Article 6.6 shall be the sole responsibility of SYNCO with respect to non-conforming Batches and the sole remedy of CBL in lieu of all other rights and remedies that might otherwise be available to CBL. The failure to notify SYNCO of any non-conformity within the time periods stipulated in

this Article 6.4 shall result in forfeiture of any and all rights CBL might otherwise have, under this Agreement, under applicable law or otherwise, in respect of such non-conforming Batches.

6.7 If the Parties disagree whether Batches conform to the cGMP Specifications, then the Batches in dispute will be tested and further analyzed by a qualified independent testing laboratory reasonably acceptable to both Parties. Such laboratory's testing will determine, using representative samples, whether the Batches conform to the cGMP Specifications. The results of such laboratory will be final and binding on SYNCO and CBL. SYNCO will bear the cost of such testing if the testing demonstrates that the relevant Batches do not conform to the cGMP Specifications and CBL will bear the cost if the results demonstrate that the Batches do conform to the cGMP Specifications.

6.8 The Parties agree that, in the event CBL wishes to postpone or advance (any of) the Runs, CBL shall notify SYNCO thereof in writing as soon as possible. If the Slot is already reserved at the time CBL notifies SYNCO of its desire to postpone (any of) the Runs, SYNCO shall advise CBL within one (1) month after having received the notification for postponement whether an alternative date is available and if so, what the additional cost (if any) for CBL shall be (whereby SYNCO's personnel shall be calculated at a rate of EUR 1,500 per person per day and an additional non-refundable payment for reserving an alternative slot will be included).

6.9 All Products shall be delivered to CBL ex Works, SYNCO's Facility located at Paasheuvelweg 30 in Amsterdam-Zuidoost (Incoterms 2000). CBL shall accept delivery of the Bulk Drug Substance within five (5) days from notification by SYNCO that such Products are available for delivery and shall accept delivery of the Final Product within five (5) days from notification by SYNCO that such Products are available for delivery. As from the moment of the sixth day of notification (or earlier, if CBL has accepted the Product earlier), CBL shall be responsible for the Product and shall keep the Product insured.

6.10 Title with respect to the Bulk Drug Substance passes to CBL upon payment in full of all amounts due and payable under this Agreement.

6.11 Title with respect to the Final Product passes to CBL upon payment in full of all amounts due and payable under this Agreement.

Article 7 – Final Report

Within two (2) months after the expiry of the Manufacturing Phase as indicated in the Time Schedule attached as **Appendix L** (as such Appendix may have been amended in accordance with Article 4.12), SYNCO will provide CBL with a final report describing in reasonable detail the outcome of the Manufacturing Activities. Such report shall be written in the English language.

C. GENERAL

Article 8 – Obligations of the Parties

8.1 **(Obligations of CBL)** CBL shall at CBL's cost and expense:

a) provide SYNCO, free of charge, with the Material in sufficient quantities for the purpose of enabling SYNCO to perform its obligations under this Agreement. SYNCO will not transfer the Material to any third party without prior authorization by CBL. The Material will be released by an authorized representative of CBL and shall be accompanied by an appropriately detailed description or a certificate of analysis and a material safety data sheet where appropriate or possible;

b) reimburse SYNCO for the cost of the Raw Materials upon receipt of invoice;

c) timely supply SYNCO with all additional information requested by SYNCO;

d) accept delivery in a timely manner for release by SYNCO of each Batch;

e) perform in a timely manner its obligations (or tasks) reflected in or to be reflected in and pursuant to the provisions hereof and of **Appendix J**;

f) review and when acceptable notify SYNCO of CBL's approval of all documents and changes thereto written by SYNCO specific for the manufacturing process of the Product.

8.2 **(Obligations of SYNCO)** SYNCO shall at SYNCO's cost and expense:

a) not transfer the Material to any third party, unless otherwise agreed, and, at the request of CBL return to CBL any unused quantities of the Material at the termination of this Agreement;

b) maintain records of usage of the Material and the Raw Materials, and inform CBL of needs for additional quantities in a timely manner;

c) purchase the Raw Materials required for the manufacture of the Product other than the Material;

d) perform quality control and assurance release procedures for the release of the Product in accordance with article 9 of this Agreement;

e) perform and complete the manufacturing of the Batches in accordance with the provisions of this Agreement and the Regulatory Standards in all material respects;

f) prepare and maintain the Batch Production Records and related control, distribution and other records related to the Batches manufactured by SYNCO hereunder;

g) perform quality control and assurance reviews, both in-process as well as after the manufacturing of the Batches;

h) write all BPR's in the English language;

i) not carry on activities in the Facility which will in the reasonable judgment of the quality assurance of SYNCO likely prevent the Product from being manufactured in accordance with this Agreement;

j) grant the members of the Steering Committee, or their designee(s) access to the facilities and records of SYNCO (as far as the same relate to the Product) on request in order to enable the Steering Committee to verify SYNCO's compliance with this article 8.2. Access (i) shall be subject to reasonable prior written notice, (ii) shall not interfere with the business activities of SYNCO and (iii) may be restricted for confidentiality reasons.

Article 9 – Regulatory affairs and Quality Assurance

9.1 SYNCO will exercise all reasonable skill, care and diligence in the performance of its duties under this Agreement and carry out all responsibilities with recognized professional standards. SYNCO is responsible for compliance with cGMP, regulatory submissions, and other applicable guidelines and SYNCO's SOPs in relation to SYNCO's facility. SYNCO will obtain and maintain all legally required permits in relation to the Facility.

9.2 SYNCO will not subcontract any part of its obligations under this Agreement to any third party without prior written approval by CBI

9.3 CBL shall provide to SYNCO the release tests to be performed on the Product and SYNCO will perform such release testing.

9.4 SYNCO will write and maintain all BPR's relating to the manufacture of the Product supplied hereunder in the English language.

9.5 Subject to reasonable prior written notice and subject to the Quality Agreement (**Appendix O**), CBL's designated representatives may inspect those portions of the Facility that are used in the manufacturing of the Product at reasonable times , observing confidentiality obligations vis-à-vis third parties for the purpose of determining compliance with the terms of this Agreement. SYNCO will provide full cooperation for these inspections.

9.6 SYNCO's quality assurance department will review and approve all BPRs and will investigate all deviations on such BPRs. Within sixty (60) days of completion of manufacture of each Batch, SYNCO will supply CBL with a certification of compliance for such Batch stating that the BPRs and related documentation have been reviewed and, if applicable, batch found to be manufactured and tested in compliance with cGMP in all material respect.

9.7 CBL will inspect all Product released by SYNCO and review all BPRs within thirty (30) days from receipt.

9.8 CBL may request additional documentation to support its review, including but not limited to copies of BPRs, raw data from product testing, batch related environmental monitoring data and in-process test results.

9.9 CBL shall have final responsibility for the release for use in clinical trials of the Final Product manufactured by SYNCO or any product comprising the Product manufactured by SYNCO.

9.10 SYNCO will notify CBL at least three (3) months in advance of any proposed modifications to the Facility (including the equipment) insofar as such modifications are reasonable in the judgment of the quality assurance of SYNCO relevant to the manufacturing process for the Product.

9.11 SYNCO will retain and CBL shall allow SYNCO to retain manufacturing data, test records, and raw material samples as required to satisfy cGMP, if an to the extent Product is to be manufactured under cGMP. SYNCO will provide CBL, free of charge, with copies of all manufacturing data and test records, as well as copies of other documents resulting from work under this Agreement required by CBL for regulatory purposes

9.12 SYNCO will permit a competent regulatory authority to conduct an inspection relating to the manufacture of the Product and will cooperate fully in connection with such inspections.

9.13 The Quality Agreement (**Appendix O**) must be agreed prior to the commencement of the cGMP manufacturing phase, and sets forth the responsibilities of both Parties relating to quality affairs. In the event of a conflict between any of the provisions of the Quality Agreement and this Agreement, the provisions of this Agreement shall apply. The Quality Agreement shall not be construed or interpreted in such manner as to augment or increase the responsibilities, liabilities, warranties or indemnifications of SYNCO under this Agreement.

Article 10 – Financial Terms

10.1 As payment in full for the performance by SYNCO of the Process Development Activities and the Manufacturing Activities under this Agreement and the delivery of any Products hereunder, CBL shall pay to SYNCO the amounts set forth in **Appendix M** (as such Appendix may be amended by agreement between the Parties as a consequence of any change made pursuant to Article 4 or otherwise).

10.2 All amounts are in Euros and are exclusive of VAT, which shall be added at the prevailing rate.

10.3 Invoicing shall be as indicated in **Appendix M**. Payment shall be made by CBL within thirty (30) days from the date of invoice into the bank account indicated on such invoice.

10.4 Any amounts to be paid under this Agreement that are not paid within the relevant payment terms shall bear interest at a rate of 1% per month or part of a month that such amount remains unpaid. Interest shall be compounded on a monthly basis.

10.5 Neither Party is entitled to any set-off, compensation of payments, withholding or similar action in respect of any payments to be made under this Agreement, except for CBL's right to set-off as described in Article 5.1.

10.6 CBL and SYNCO agree that all amounts set forth on **Appendix M (parts A1, A2 and B1)** shall, unless explicitly provided otherwise in this Agreement, remain due regardless of the outcome of the Process Development Activities performed by SYNCO hereunder and shall also be due if CBL decides for any reason

NV

whatsoever not to continue its program related to the Product or decides for any reason whatsoever to terminate the relationship with SYNCO.

10.7 Termination of this Agreement shall, unless explicitly provided otherwise in this Agreement, not release CBL from any liability for payment accrued or accruing to SYNCO prior to the termination date, including any amounts due under Article 10.6,

10.8 The payment by CBL for the reservation of the Slot mentioned in **Appendix M** shall be non-refundable in any event, notwithstanding anything to the contrary contained in this Agreement.

10.9 CBL shall reimburse SYNCO all materials listed in **Appendix B** and purchased by SYNCO, notwithstanding anything to the contrary contained in this Agreement. Subject to Article 10.1 and **Appendix M**, each Party shall bear its own travel costs and other expenses related to this Agreement.

10.10 The Parties agree that the amount mentioned in **Appendix M** in respect of the Manufacturing Activities is based on the current assumptions of the manufacturing process for the Product to be developed under this Agreement. Since such manufacturing process may be modified during the Process Development Phase and the assumptions may not be correct, the Parties agree that the above amounts may need to be increased in order to reflect the actual manufacturing process.

10.11 For the avoidance of doubt, the prices quoted here apply only to 2006 and 2007.

Article 11 – Intellectual property

11.1 CBL represents and warrants that it has all intellectual property and other rights and licenses necessary for SYNCO to perform its obligations hereunder (other than the permits related to the Facility) and that it is entitled to grant SYNCO any and all rights and licenses necessary for SYNCO to perform its obligations hereunder.

11.2 If during the process development activities, SynCo knowingly develops a manufacturing process that will require a license(s) from a third party prior to use in a cGMP manufacturing campaign, SynCo will advise CBL of this. CBL will then have responsibility to gain the appropriate license(s) as specified in 11.1.

11.3 CBL hereby grants to SYNCO a royalty-free, non-transferable, non-exclusive license, without the right to sub-license (except in the event of authorized subcontracting) to, and a right to use, the intellectual property and other rights and

licenses as referred to under Article 11.1 as long as this Agreement is effective. SYNCO shall only use such license and right to use for the performance by SYNCO of its obligations hereunder.

11.4 All intellectual property rights arising from the performance by SYNCO of its obligations hereunder shall become the property of CBL and SYNCO hereby assigns these intellectual property rights to CBL. CBL herewith grants SYNCO a non-exclusive, royalty-free, perpetual and assignable license to, and right to use, any and all intellectual property.rights arising from the performance by SYNCO of its obligations hereunder, to the extent such intellectual property rights do not exclusively relate to CBL's Product, but constitute methods and processes of general applicability and can be used without reference to CBL's Product.

Article 12 – Warranties, Liability and Indemnities

12.1 SYNCO warrants that:

a) SYNCO is entitled to enter into this Agreement;

b) SYNCO has and will maintain all permits under Dutch legislation related to the Facility necessary to provide the services hereunder;

c) for the term of this Agreement, the Facility will be operated and maintained in accordance with all applicable laws, rules, orders and regulations, in all material respects;

d) the Bulk Drug Substance manufactured in the Manufacturing Phase after agreement on the cGMP Specifications shall conform to such cGMP Specifications to be attached hereto as **Appendix F, part a)**, and Final Product Batches manufactured in the Manufacturing Phase after agreement on the cGMP Specifications shall conform to such cGMP Specifications to be attached hereto as **Appendix F, part b)** and shall be manufactured in accordance with the Regulatory Standards and cGMP in all material respects; and

e) SYNCO will not carry on activities in the Facility which will likely prevent SYNCO from performing its obligations under this Agreement.

EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN ARTICLE 12.1, SYNCO MAKES NO WARRANTIES EXPRESS OR IMPLIED REGARDING THE SERVICES PROVIDED BY SYNCO UNDER THIS AGREEMENT AND EXPRESSLY DISCLAIMS WARRANTIES AS TO THE OUTCOME OF THE PROCESS DEVELOPMENT ACTIVITIES AND EXPRESSLY DISCLAIMS WARRANTIES OF FITNESS FOR A

PARTICULAR PURPOSE, USE OR MERCHANTABILITY OF ANY PRODUCT, MATERIAL OR DOCUMENT.

12.2 Without prejudice to Article 6.5, SYNCO will indemnify, defend and hold harmless CBL and its Affiliates and their respective directors, employees and agents from and against any and all Claims directly arising from a breach, by SYNCO of its representations, warranties or covenants under this Agreement , or infringement of third party intellectual property rights resulting from use of SynCo methods or SynCo methods or know how which are not developed by SynCo on CBL's behalf nor on the basis of information provided by CBL insofar as the same result from SYNCO's gross negligence or willful misconduct or fraud.

12.3 Notwithstanding anything to the contrary contained in this Agreement, SYNCO shall not be liable for any indirect or consequential damage and SYNCO's aggregate liability under this Agreement with respect to the Manufacturing Activities listed in **Appendix J, part a)** shall be limited to the amount invoiced or to be invoiced under this Agreement listed in **Appendix M, part Bi)**, and SYNCO's aggregate liability under this Agreement with respect to the Manufacturing Activities listed in **Appendix J, part b)** shall be limited to the amount invoiced or to be invoiced under this Agreement listed in **Appendix M, part Bii)**.

12.4 CBL warrants that:

a) As of the date of this Agreement, CBL has all requisite corporate power and authority to enter into and perform all of its obligations under the Agreement;

b) CBL has and will maintain all permits and approvals related to the Product necessary for SYNCO to provide the services hereunder;

c) CBL has or will obtain all permits and approvals necessary for CBL to use the material and Products manufactured hereunder for the purpose for which the same are manufactured, including but not limited to Clinical Trials, in accordance with all applicable laws and regulations;

d) All Material conforms to the specifications indicated in **Appendix B** and the detailed description accompanying such Material;

e) it has provided SYNCO with all information necessary or conducive for SYNCO to perform its obligations under this Agreement and shall provide SYNCO with any additional information related to the Product immediately upon such information becoming available and furthermore provide SYNCO with any additional information promptly upon request

f) CBL shall not use any of the material and Products manufactured hereunder for any purpose that is not legitimate; and

g) CBL shall not provide any third party with any warranties or guarantees on behalf of SYNCO.

12.5 CBL will indemnify, defend and hold harmless SYNCO and its Affiliates and their respective directors, employees and agents from and against any and all Claims, arising from or relating to (a) any use or sale by CBL or any third party of any Product or product containing the Product; (b) any allegation by a third party of infringement of its intellectual property rights; (c) any breach by CBL of its representations, warranties or covenants under this Agreement; provided that this indemnification obligation does not extend to any portion of the Claims, if any, which are subject to the indemnification obligations of SYNCO under Article 12.2.

Article 13 – Confidentiality

A Party receiving Confidential Information from the other Party or acquiring Confidential Information of the other Party hereunder shall not disclose such Confidential Information to any third party for a period extending five (5) years following expiration or earlier termination of this Agreement, except as follows:

(a) to the extent such information is or becomes general public knowledge through no fault of the recipient Party; or

(b) to the extent such information can be shown by contemporaneous documentation of the recipient Party to have been in its possession prior to receipt thereof hereunder; or

(c) to the extent such information is received by the recipient Party from a third party without any breach of an obligation to the disclosing Party; or

(d) to the extent required by law, by local authorities for regulatory purposes or is necessary to perform its obligations under this Agreement, in which case, the recipient Party may disclose the information if the recipient Party gives the other Party prior notice of such disclosure and an opportunity to comment upon the content of the disclosure.

Each Party shall use Confidential Information received from the other Party solely for the purposes of this Agreement and for no other purpose whatsoever

Article 14 - Term and Termination

14.1 **(Term)** This Agreement shall upon signature by both Parties become effective on the Effective Date and shall remain in effect until two (2) months after delivery by SYNCO of the final report as described in Article 7, unless:

a) the Agreement is extended by agreement of the Parties in writing for an additional term, whereby the Parties shall agree on any additional payments to be made by CBL; or

b) the Agreement is terminated earlier in accordance with the provisions of this Agreement.

14.2 **(Termination)** A Party shall have the right without prejudice to any rights to be exercised, damages accrued or claims for damage or other relief, to terminate this Agreement immediately by written notice to the other Party upon occurrence of any of the following events:

a) such other Party is adjudged bankrupt or insolvent, applies for judicial or extra-judicial settlement with its creditors, makes an assignment for the benefit of its creditors, voluntarily files a petition for bankruptcy or other similar law or has a receiver or trustee (or the like) in bankruptcy appointed over its business, property or assets and such petition has not been dismissed within sixty (60) days of filing;

b) such other Party becomes the subject of liquidation or dissolution (except for reconstruction purposes such as mergers etc.) or involuntary bankruptcy proceedings or such other Party otherwise discontinues business;

c) if such other Party breaches any material term or condition of this Agreement and the such other Party shall not have fully remedied such breach within sixty (60) days after having received a written notice to remedy such breach , or has notified the first party that it will not be able to remedy such breach in 60 days.

14.3 **(Liability For Payment)** Termination of this Agreement in accordance with Article 14.2 shall not release any Party from any liability for payment accrued or accruing to the other Party prior to the termination date as provided for in this Agreement.

14.4 **(Return of Data and Material)** Upon termination of this Agreement in accordance with the provisions of this Agreement, SYNCO will return to CBL all data and

unused materials related to the Process Development Activities and the Manufacturing Activities, whilst retaining copies of documents and data for archive and regulatory purposes, which copies and data remain subject to the provisions of article 13 hereof.

14.5 **(Survival after Termination)** The provisions of article 12, 13 and 14 shall survive termination of this Agreement as indicated.

Article 15 - Notices

Any notices or other communications to be served on or sent to either Party shall be sufficiently served or sent if sent by fax or electronic mail and confirmed by registered return receipt prepaid mail within twenty four (24) hours after dispatch of the fax or electronic mail to such Party at its address indicated on **Appendix P** (as each of the Parties may amend such **Appendix P** as regards its own contact details by sending the other Party a notification of change of contact details at least two (2) weeks prior to the new contact details becoming effective).

Article 16 – Additional Terms

16.1 **Force Majeure**. A Party shall not be held liable to the other for any delay in performance or non-performance by that Party directly or indirectly caused by reasons of force majeure, including but not limited to industrial disputes, strike, lockouts, riots, mobs, fires, floods, or other natural disasters, wars declared or undeclared, civil strife, embargo, lack or failure of transport facilities, currency restrictions, or events caused by reason of laws, regulations or orders by any government, governmental agency or governmental institution. Provided, however, that the Party affected shall: give prompt written notice to the other Party of the date of commencement of the force majeure, the nature thereof, and expected duration; and shall use its best efforts to avoid or remove the force majeure situation to the extent it is able to do so; and shall make up, continue on and complete performance when such cause is removed to the extent it is able to do so. Either Party has the right to terminate the Agreement with immediate effect and without any liability, upon written notice to the other Party, should the force majeure continue after three months (3) following the first notification.

16.2 **Non-Waiver**. The failure by any Party at any time to enforce any of the terms or provisions or conditions of this Agreement or exercise any right hereunder shall not constitute a waiver of the same or affect the validity of this Agreement or any part hereof, or that Party's rights thereafter to enforce or exercise the same, unless explicitly provided for in this Agreement. No waiver by a Party shall be valid or binding, except if in writing and signed by a duly authorized representative of the

waiving Party. If any provision of this Agreement is held to be illegal, invalid , or unenforceable under the present or future laws effective while this Agreement remains in effect, the legality, validity and enforceability of the remaining provisions will not be affected thereby, that the parties shall replace such provision by a new provision that is not illegal, invalid or unenforceable and which as closely as possible puts the parties in the same position (commercially, financially and otherwise) as if the provision to be replaced had not been illegal, invalid or unenforceable.

16.3 **Severability**. In case one or more of the provisions contained in this Agreement shall, for any reason, be held invalid, illegal or unenforceable in any respect, such holding shall not affect any other provisions of this Agreement, but this Agreement shall be construed by limiting such provision to such extent as would nearly as possible reflect the intent, purpose and economic effect of such provision, or, if such is not possible, by deleting such provision from this Agreement, provided that the remaining provisions reflect the intent of the Parties, as evidenced by this Agreement as a whole.

16.4 **Law and Competent Court**. This Agreement shall be governed, construed and interpreted by the law of the Netherlands. The Parties agree that all disputes between them arising out of or relating to this Agreement shall be exclusively settled by the competent court in Amsterdam, the Netherlands, provided that SYNCO may also bring any dispute before the competent court of the place of business or statutory seat of the CBL. If either party is reasonably required to initiate legal action to enforce its rights and the other party's obligations under this Agreement, the prevailing party in such action shall be entitled to recover its reasonable attorneys' fees and costs.

16.5 **Entire Understanding**. This Agreement (including Appendices) represents the entire understanding and agreement between the Parties relating to the subject matter hereof and supersedes (except as provided herein) any and all prior arrangements, understandings, and agreements between the Parties, whether written or oral, relating thereto. No amendments, changes, or modifications of the terms of this Agreement shall be valid or binding unless made in writing and signed by the duly authorized representatives of each Party.

16.6 **Independent Status of Parties**. Each Party is an independent party acting in its own name and for its own account. Neither Party has any authority to act as an agent or representative of the other, or to contract in the name of, or create or assume any obligation against, or otherwise legally bind, the other Party in any way for any purpose, unless agreed separately in writing. All costs and expenses connected with each Party's activities and performance under this Agreement

unless otherwise separately agreed or provided for in this Agreement are to be borne solely by the Party incurring such costs and expenses.

16.7 **Publications**. Neither Party shall disclose the name of the other in any advertising, sales, marketing or other promotional material, without the prior written consent of the other. Each Party will be allowed to publish or publicly disclose the existence of this Agreement only with prior written approval by the other Party, which approval shall not unreasonably be withheld. The approval shall be deemed to be granted, if the Party requesting disclosure has not received within ten days from the date of request a written statement by the other Party that the approval has been denied.

16.8 **Counterparts**. This Agreement may be executed in counterparts, each of which will be deemed an original but all of which together will constitute a single instrument.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives:

Cleveland Biolabs:	SynCo Bio Partners B.V.:
Micheal Fonstein	Pierre Warffemius
CEO	CEO
	September 14, 2006
Farrel Fort	
Vice President, Drug Development	

Appendix A

Description of the Product

CBLB502 is a recombinant derivative of a naturally occurring microbial protein (Salmonella flagellin). The protein consists of 329 amino acids and is produced in *E. coli*.

Appendix B

Materials and Raw Materials

Part I: Materials to be provided by CBL:

- Starting material for process development activities:
  - 20 x vials Research cell bank with summary of analytical results
  - CBLB502 expression plasmid and empty *E. coli* production strain
- CBLB502 Reference material (1 g), qualified by CBL with summary of analytical results (concentration, purity, Mass spec/ peptide map)
  - To be aliquoted in samples ranging from 1 – 5 mg/ml
  - Required at the commencement of process development phase
- cGMP Master or Working cell bank for use in integration runs and cGMP manufacture. 10 vials in total:
  - 1 for QC testing (if needed) and QC reference cell bank
  - Minimum of 1 for 3rd integration run (may perform first 2 integration runs with cGMP cell bank material also)
  - 1 for engineering run
  - 1 for clinical manufacture
  - 'Back up' vials
- cGMP cell bank must be full characterized and delivered with Certificate of Analysis, Certificate of Conformity, TSE statement and be fully tested and QA released.
  - Safety testing must include, but not be limited to the absence of adventitious agents.
  - CBL will supply SynCo with evidence demonstrating the genetic stability of the cell bank.

Part II: Raw Materials

All specialty raw materials to carry out the Services that shall be supplied or reimbursed by CBL in accordance with the terms of this Agreement are set out below:

- filters such as but not limited to: 0.22 µm, clarification, UF- and plate filters;
- columns (Will remain the property of CBL.);
- resins and small scale pre-packed scouting columns;
- SDS PAGE gels
- chemicals needed for process development;

- analytical columns;
- assay kits needed to assay specific components.

Note 1: In order to ensure that the highest quality standards are met at SynCo, SynCo reserves the right to refuse to accept any raw materials in circumstances where SynCo feels supporting documentation is not compatible with SynCo's internal quality systems.

Note 2: Column and filter life time studies are outside of the work described here. SynCo recommends that CBL undertake such studies at an appropriate time prior to the manufacture of multiple batches of CBLB502.

Appendix C

Deliverables by CBL

Item	*Deliverable*	*Remarks*
QC Method Transfer	Transfer of validated release methods as detailed in Appendix I, table 3.	- Supply of relevant documentation (SOPs, validation reports, bill of materials, bill of equipment) - Access to CBL expertise to aid in transfer.
	Transfer of validated stability indicating assay	- Supply of relevant documentation (SOPs, validation reports, bill of materials, etc.) - Access to CBL expertise to aid in transfer. - Stability studies will be discussed at a later date and are not included under this contract.
	Samples to allow cross qualification at SynCo (reference material)	- CBLB502 produced by same method as used for method validation (same matrix).
	Transfer of analytical method for process development analysis	- NiNTA assay
Process data	- process development data and rationale (prior to commencement of process development phase) presented in a formal report - Formulation	Data generated by CBL is required in order to perform the work program in Appendix I. In order to prevent work from being repeated by SYNCO without need, full details of all experimental work carried out by CBL should be provided. - CBL to provide final formulation, suitable for intramuscular. administration and to meet protein stability and solubility requirements.
Materials	- CBLB502 'reference standards' - *E. coli* strain and DNA and research cell bank - cGMP cell bank	- non-GMP reference standards generated in research lab (1 g) - cGMP cell bank must be generated from material with suitable documentation (see Materials, Appendix B) - cGMP cell bank required for integration runs and any cGMP activities

Appendix D

Drug Substance Draft Specifications

At this stage draft specifications represent an estimate by both SynCo and CBL of the specifications that will eventually be agreed for Phase I clinical trials, and several assays and values will be tightened or confirmed following process development.

Test	Method	Specification
Strength	HPLC	1-2 mg/ml
Appearance	Visual	Clear, colorless to slightly yellow solution
Identity	Peptide map (will not be performed at SYNCO, to be outsourced by CBL) RP-HPLC Mass Spec (will not be performed at SYNCO, to be outsourced by CBL)	Conforms to reference standard Major peak co-elutes with reference standard Conforms to reference standard
Potency	Bioassay (will not be performed at SYNCO, to be outsourced)	TBD
Purity	RP-HPLC SEC-HPLC SDS-PAGE (silver stain)	NLT 85 % Monomer NLT 97% Conforms to standard
Host cell proteins	ELISA	NMT 350 ppm
Endotoxin	Kinetic LAL	NMT 10 U/mg
Residual DNA	Picogreen	TBA
Bioburden	USP	NMT 10 cfu/ml
pH	USP	TBD (Tentative pH 7.2)

Note 1: CBL will be responsible for characterizing the identity of the impurities if required.

Appendix E

Process Development Specifications

To be agreed within 3 months of commencement of the Process Development Phase (according to paragraph 3.4). The agreed specifications will be attached upon agreement.

Appendix F

cGMP Specifications (to be attached upon Agreement)

a) <u>Bulk Drug Substance Specifications</u>

b) <u>Final Drug Product Specifications</u>

Appendix G

Draft Procedures

The draft procedure is based on the current process information provided by CBL to SynCo and is based upon the process development work completed at CBL. This process is the starting point for the process development program at SynCo, and may not be the process that is used in the cGMP manufacturing phase. It will be changed and adapted throughout the Process Development program described in Appendix I to take into account new experimental results and the requirements of cGMP.


Proposed Process
Proposed In-Process Testing
Fermentation (200 L)
(IPTG Induction)
Bioburden on media
Gram stain on preculture
OD
Microbial purity and phenotypic t
end of cultivation
Harvest by Centrifugation
SDS-PAGE
Homogenize (4-6x)
SDS-PAGE
OD600
Centrifugation, collect pellet
(pellet is washed)
Resuspend and wash in 2M urea solution
(solubilise CBLB502)
CM Resin Filtration?
(CBL to test feasibility)
Column 1: Q Column
(anion exchange)
Bioburden
Endotoxin
RP-HPLC
Residual DNA
Column 2
(HIC)
Bioburden
Endotoxin
Total protein
RP-HPLC
Residual DNA
UF and buffer exchange
(Bulk drug substance)
Bulk release testing

Appendix H

cGMP Procedures (to be attached upon Agreement)

a) Bulk Drug Substance Procedures

b) Final Product Procedures

Appendix I

Process Development Activities

- *Process Development Phase*
  - The existing CBLB502 production process will be transferred to SynCo where areas for modification can be effectively analyzed (two runs to be completed at this stage, supported by CBL).
  - Process development as detailed in section I.1 below will be performed in preparation for toxicology and cGMP (clinical) manufactures.
  - Once the process is defined, 3 process integration runs at the 5 L scale will be performed to ensure reproducibility of the process at the small scale.
  - SynCo will perform cleaning verification for CBLB502. CBL will provide relevant background information.
  - A development report will be provided for this work. SynCo will provide one draft report, CBL will review and respond within 2 weeks. Following this, a final report will be provided to CBL.

I.1) Process Development

- Fermentation: To date, no fermentation development has been completed by CBL, and the current host strain-vector combination has only been cultured in shake flasks. A program of fermentation development is detailed below.

Table 1. Description of the upstream process development activities carried out by SynCo (IPCs = In process controls).

process step	Fixed parameters	Investigational parameters	In process testing for development phases	remarks
fermentation	pH = 7.2 DO = 20%, batch & feed medium (Super broth)	- induction point (time and induction length) - induction conditions (i.e. IPTG concentration, min. 0.5 mM)		- fermentation to be performed at 5 L scale - use pH stat as fed-batch strategy - 12 runs maximum (Approximately 4 runs for optimising fermentation process, the remaining are to provide cell material for DSP development)
end the cultivation	- temperature drop, until 20 °C, dissolved oxygen, pH control	-	SDS-PAGE Microbial Purity Phenotypic testing (plasmid stability)	stop the cultivation by lowering the temperature to <20 °C should prevent lysis as much as possible in the presence of substrate & oxygen

Downstream Process development:

Table 2. Description of the downstream process development activities carried out by SynCo.

process step	fixed parameters	investigational parameters	In process testing for development phases	remarks
1. harvest	continuous flow centrifuge (Alfa Laval)	- estimate time and g-force required to spin down induced cells, using bucket centrifuge on lab-scale - test if this step can be avoided, by going directly to the cell disruptor - check if cells can be frozen at this stage (hold step)	SDS-PAGE NiNTA assay – to be transferred from CBL for use in development program	cell damage/lysis is reduced if cells healthy at the time of harvest
2. cell disruption	Gaulin disruptor type and capacity (aim for ±80% reduction in OD)	- pressure: use maximum pressure on lab-scale and verify integrity of CBLB502 by SDS-PAGE - passage number: limit number of passages, verify integrity of CBLB502 and evaluate viscosity - measure CBLB502 in pellet	SDS-PAGE OD600 NiNTA assay	repeated passages shear chromosomal DNA to smaller, low/non-viscous fragments,
3. centrifugation (wash pellet)	Sharple centrifuge at production scale	- estimate time and g-force required to spin down induced cells as function of passage number, using bucket centrifuge on lab-scale - Collect pellet , control retention in the pellet - Wash pellet in 'native' buffer, then centrifuge - Solubilise in 2 M urea (one extraction expected to yield around 80 % CBLB502 and be sufficient)	NiNTA assay and/or SDS	the particle size depends on the number of passages through the cell disruptor, but is difficult to imitate on small scale. CBL to investigate lower centrifugation speeds, i.e. 4000 g
4. depth filtration	- last depth filter is 0.2 µm	- test 3 different combinations of depth filters - effect on debris removal and viscosity	Total protein Endotoxin Residual DNA NiNTA and/or SDS-PAGE	this step is necessary to remove small particulate & lipid matter that would otherwise clog filters and impair column performance

5. Cation exchange filtration	- CBL to advise of filter of choice (CBL to investigate as step for removal of Postively charged host cell proteins) - CBL to provide buffer conditions (matrix) - Fixed flow	- Investigate volume versus filter area ratio	SDS PAGE and/or NiNTA Total Protein Residual DNA Endotoxin HPLC	- Ultrafiltration not needed prior to this step as CBL advised that protein already concentrated to 2-5 mg/ml.
6. anion exchange chromatography	- flow is fixed (CBL to provide) - Column material to be specified by CBL - Q Sepharose - pH range (CBL to provide)	- pH range between 8.0 to 8.5 (0.5 step increments), with gradient elution (NaCl) - Starting conditions and elution criteria information to be provided by CBL. It is expected that only 3 additional loading and elution conditions will require testing by SYNCO. - *start with scouting on Hi-trap;* test best option(s) on 10-20 ml column - CBL to test breakthrough	HPLC (RP) Residual DNA SDS-PAGE Total Protein Bioburden Endotoxin	-development will cease as soon as recovery is at an acceptable level to reach target specifications - It is expected that this step will reduce bioburden and endotoxin levels by 3 Logs and that only the minimal optimisation detailed will be required. However, if the levels are not found to be low enough, further optimisation will be needed and be covered under an RFC (may incur extra time and cost).
7. hydrophobic interaction chromatography	- Column material to be specified by CBL. - DSP temp. 18-26 °C - fixed flow	- perform a (downward) gradient elution (NaCl and test max. 5 step elution conditions, at 3 pH values based on elution profile - start with 1-5 ml column; test best option on 10-20 ml column - after defining this step: test breakthrough	Bioburden Endotoxin Total protein HPLC Residual DNA SDS-PAGE	HIC is suitable to remove endotoxin to a very low level - It is expected that this step will reduce endotoxin levels by 2 Logs and that only the minimal optimisation detailed will be required. However, if the levels are not found to be low enough, *further optimisation will* be needed and be covered under an RFC (may incur extra time and cost).

8. ultrafiltration	- DSP temp. 18-26 °C	- This stage will be used to change buffer for a final composition and reach the target concentration to be defined (~5-10 mg/ml)	Bioburden Endotoxin HPLC Total protein Residual DNA SDS-PAGE	This step will only function as concentration/ buffer exchange step. - Formulation to be provided by CBL.
9. bulk drug substance	- container: bags (primary packaging specification to be provided by CBL)	-		since formulation is expected to be 1-2 mg/ml, the concentration of the bulk drug substance can be quite low to avoid aggregation.

The program detailed above is based on a number of assumptions discussed and agreed by SYNCO and CBL. They are as follows:

- CBL will provide a NiNTA based assay that will be useful in the analysis of protein production in the early phases of process development (as detailed in the table). No ELISA or Western analysis will therefore be required.
- CBL's method for extraction of CBLB502 from the pellet in step 3 will be suitable for completion at larger lab scale with 2 M urea and yield around 80 % CBLB502.
- CBL will provide details of the Cation exchange filter in step 5, with suitable buffer conditions. This step will only require minimal optimisation by SYNCO as detailed.
- Ultrafiltration for the concentration of CBLB502 (and reduction in volume) prior to steps 5 and 6 will not be required as CBL expects CBLB502 to already be at a concentration of 2-5 mg/ml and of a suitable volume for column loading.
- CBL will provide details of anion exchange chromatography in step 6 and only the minimal optimisation detailed will be required by SYNCO.
- The anion exchange chromatography method supplied by CBL will reduce bioburden and endotoxin levels by 3 Logs.
- The hydrophobic interaction chromatography column material will be specified by CBL (SYNCO will not need to perform column scouting) as a suitable resin to allow the process development specifications to be met.
- The hydrophobic interaction chromatography column specified by CBL will be suitable for reducing endotoxin levels by 2 Logs.
- The final formulation buffer will be specified by CBL

If following transfer to SynCo these assumptions are found not to be applicable, additional work may be required (to be agreed under the RFC procedure) which will incur extra cost and time.

Analytical Transfer and Development Phase

- Analytical methods for use in cGMP manufacture will be transferred or developed by SynCo as detailed in section I.2.
  - Technology transfer of HPLC methods for batch release and eventual stability testing will involve:
    - Protocols and validation reports will be provided by CBL to SynCo for review.
    - If necessary and agreed by both parties, SynCo may visit CBL to observe methods and equipment.
    - A gap analysis will be made with regard to equipment and methods.
    - Draft methods will be prepared by SynCo and agreed by CBL. CBL will perform training at SynCo.
    - Cross-qualification protocols will be written by CBL and agreed with SynCo.
    - Methods are fully transferred and cross qualification will take place.
    - Cross qualification will include 3 x testing on 3 different days
    - Cross qualification reports will be written CBL and agreed with SynCo.

I.2) Analytical Method Transfer/ Development

Table 3. Assays to be transferred/developed for use in cGMP Manufacturing

Assay Type	Analytical method	Remarks
Purity	**RP-HPLC**	CBL will transfer validated method to SYNCO. SYNCO will cross qualify
	RP-HPLC for in-process control	SYNCO to develop for Phase I.(PI)
	Culture purity (in-process control)	SYNCO to develop and qualify for Phase I
Total Protein	**Bradford**	SYNCO to develop and qualify for PI
Endotoxin	**Kinetic LAL**	SYNCO to use standard in-house method. Will qualify for Phase I studies
Bioburden	**Microbial limit test**	Compendial. Will be qualified for matrices to be tested
Residual DNA	**Picogreen**	SYNCO to develop and qualify for PI
Host Cell Protein	**ELISA for bulk release**	SYNCO to develop and qualify for PI. CBL to provide antibodies
	ELISA for in-process control	SYNCO to develop for PI. CBL to provide antibodies
Strength	**SEC-HPLC**	CBL will transfer validated method to SYNCO. SYNCO will cross qualify
[illegible]	**pH**	[illegible]

Identity:	**HPLC** **Peptide mapping** **MS** **Phenotypic testing (in-process testing for end of fermentation)**	Qualification for Phase I. CBL will transfer validated method to SYNCO. SYNCO will cross qualify PM and MS can be omitted for later clinical phases To be outsourced by CBL. Standard in-house method. No qualification
Potency:	**Cell based assay**	CBL is able to perform this assay in-house in a non-cGMP environment, and CBL will assay samples provided by SynCo during the Process Development phase so as to assist in the development activities. - SynCo and CBL have agreed to outsource this assay to a 3rd party supplier. CBL will be responsible for selecting the supplier on the basis of technical competence, cGMP compliance and price, however, as this test will form part of the QA release, selection must also be approved by SynCo's QP. - The price of this outsourcing has not been included in the contract and if SynCo is required to manage this contract on behalf of CBL, the full contract value will be reimbursed to SynCo by CBL.

Appendix J

Manufacturing Activities

a) cGMP Manufacture of CBLB502 (bulk drug substance)

- Batch Production Records will be prepared by SynCo and approved and counter signed by CBL.
- SynCo's policy is to select raw materials of the best compendial quality from selected vendors.
- One cGMP full scale (200 L) engineering run will be performed to ensure success prior to the final product manufacturing runs. This material will not be QA released and so cannot be used in human clinical studies, although if successful may be used in pivotal toxicology studies.
- One cGMP manufacture of CBLB502 at 200 L fermentation scale will be completed. Based on current information from CBL, it is considered feasible to produce the 3.5 g CBLB502 required at this scale (see note 1).
- Bulk CBLB502 cGMP clinical material will be QC tested and QA released for Phase I clinical use.
  - QC clearance of the bulk product will be completed according to the final agreed specifications.

Note 1: CBL would like to receive 3.5 g material per 200 L scale batch. Currently, CBL achieves 40 mg/L in shake flasks, although this yield has not been verified by SynCo.

For a typical process at Phase I, a downstream process yield of 40-50 % is expected. Therefore, to produce 3.5 g CBLB502, 7 g must be available at the fermenter harvest stage. This would constitute a requirement for a minimum fermentation production yield of 35 mg/L.

SynCo and CBL will agree expected yields for the cGMP batches at the end of the process development phase. If it is determined that it is not possible to produce 3.5 g from one 200 L scale batch, CBL may reduce the amount of CBLB502 required or order additional batches.

b) Fill/finish of CBLB502 (Final product)

- 0.5 ml (To be confirmed) sterile filtered CBLB502 will be filled into 2000 DIN 2R vials.
  - Filtration will involve redundant filtration method.
- 2000 vials placebo (fill volume to be confirmed) will be filled.
- SynCo's standard vial, stopper, cap combination will used:
  - DIN2R
  - 13 mm stopper
  - Flip-off cap
  - QC clearance of the final product will be completed according to the final agreed specifications.
    - Testing will include sterility (EP) and appearance (EP).
- QA release of CBLB502 final product and placebo will be performed.

- Note that for the Fill and finish steps, CBL and SynCo will have to agree specifications and process prior to the preparation of batch documentation (prior to line 26 of Appendix L)- meaning that this must be done in a timely fashion so as to ensure the smooth operation of the filling process.

The final cGMP product will be administered i.m. in a formulation and at a concentration to be agreed.

Appendix K

Request for Change Form

REQUEST FOR CHANGE ("RFC")

TO BE FILLED OUT BY PARTY SUBMITTING THE RFC

Name of the Party submitting the RFC:
Description of the requested change to the Process Development Activities:

Date:
Name:

____

[Signature of authorized representative of the Party submitting the RFC]

TO BE FILLED OUT BY STEERING COMMITTEE

Description of the rationale for recommendation for the requested change to the Process Development Activities:

Advice: Change accepted / rejected

Date:
Name:

____
[Signature of authorized representative of Steering Committee]

TO BE FILLED OUT BY AUTHORISED PERSONS OF BOTH CBL AND SYNCO

Change accepted / rejected:

Date:
Name:

____
[Signature of authorized representative of CBL]

Date:
Name:

____
[Signature of authorized representative of SYNCO]

Appendix L
Time Schedule

This Time Schedule is based on a number of assumptions (described in Appendix I) and illustrates a 'best case' scenario. Modifications to this Time Schedule may be required and will be discussed at Steering Committee meetings.


ID
Taskname
Start
1 GMO license Tue 27/06/06
2 SynCo request information Tue 27/06/06
3 CBL provide information Fri 07/07/06
4 SynCo submit application Wed 12/07/06
5 License processing Thu 20/07/06
6 Contract Wed 24/05/06
7 SynCo submit standard Ts -Cs to CBL Wed 24/05/06
8 CBL intial review Tue 27/06/06
9 CBL and SynCo agree on contract Thu 29/06/06
10 Contract signed Mon 28/08/06
11 CBLB502 Total Mon 28/08/06
12 CBLB502 Development Phases Mon 28/08/06
13 Ordering materials, start up preparation Mon 28/08/06
14 Validation at BBL Mon 28/08/06
15 Technology transfer of analytical methods Mon 25/09/06
16 Fermentation development Mon 25/09/06
17 DSP development Mon 23/10/06
18 Process Development Specifications agreed Tue 28/11/06
19 Confirm date of GMP Thu 22/02/07
20 3 x 5 L integration runs Thu 22/02/07
21 cGMP Specifications agreed after successful integration run Thu 22/03/07
22 Development report Thu 19/04/07
23 Development of analytical assays Mon 25/09/06
24 Cell based potency assay (outsourced, details to be determined) Mon 02/10/06
25 Check matrix effects on analytical methods Mon 13/11/06
26 Qualification of release assays Mon 08/01/07
27 CBLB502 GMP Manufacturing phases and Release Mon 05/02/07
28 GMP documentation and preparation for manufacture Mon 05/02/07
29 GMP Procedures agreed (BPRs) Mon 16/04/07
30 Suite prep Mon 23/04/07
31 Engineering batch manufacture (200 L) Mon 30/04/07
32 GMP batch manufacture (200 L) Mon 14/05/07
33 QA release of GMP batch Mon 28/05/07
34 Fill/finish Mon 30/07/07
35 Filling of active (2000 vials) Mon 30/07/07
36 Filling of placebo (2000 vials) Mon 06/08/07
37 Visual inspection Mon 13/08/07
38 QA release Mon 20/08/07
39 Final / Manufacturing Report Mon 01/10/07
3rd Quarter
Jun Jul Aug
4th Quarter
Sep Oct Nov Dec
1st Quarter
Jan Feb Mar
2nd Quarter
Apr May Jun
3rd Quarter
Jul Aug Sep
4th Quarter
Oct Nov
28/08
28/11
22/02

Appendix M

Financial Terms

A) **Process Development Activities**

1. For the performance of the Process Development Activities under this Agreement, CBL shall pay to SYNCO a fixed amount of EUR 915,225, which amount is subject to any increase or decrease as a consequence of any changes made to **Appendix I** or **Appendix L** in accordance with article 4 of this Agreement.

2. Subject to any increases, the total amount EUR 915,225 shall be paid by CBL as follows:

   (ii) EUR 183,045 upon signing of the Agreement;
   (iii) EUR 732,180 in 8 equal monthly payments of EUR 91,522.50, the first monthly payment being due on 1st October 2006 and the last monthly payment being due on 1st May 2007.

B) Manufacturing Activities

The price of the cGMP manufacturing sections of this program are as follows:

i) cGMP bulk drug substance manufacture:

o 1 x cGMP Engineering runs for CBLB502 manufacture (no QA release)	
▪ Documentation	€392,500
o 1 x cGMP clinical batch of CBLB502	
▪ Release of bulk clinical product for filling	
▪ Documentation	€482,500
Subtotal	€ 875,000

ii) Fill/finish of Final product:

o Filling (based on filling of 2000 x vials placebo and 2000 x vials active)	
	€ 95,000
o Documentation (One off price)	€ 25,000
Subtotal	€ 120,000

1. Reservation of the Slot: For the reservation of the bulk manufacturing and fill/finish Slots, CBL shall pay to SYNCO a non-refundable amount of EUR 248,750 upon signature of the contract.

, C

2. For the performance of the Manufacturing Activities under this Agreement, CBL shall pay the remaining balance to SYNCO as detailed below:

- cGMP bulk manufacture:
  - (i) EUR 218,750 shall be paid at the commencement of the Manufacturing Phase;
  - (ii) EURO 437,500 shall be paid upon delivery of the Batches or delivery of the filled in BPRs, whatever date comes earlier

- Fill/finish:
  - (iii) EUR 30,000 shall be paid upon completion of documentation (preparation of blank BPRs for filling);
  - (iv) EURO 60,000 shall be paid upon delivery of the Batches or delivery of the filled in BPRs, whatever date comes earlier.

Appendix N

Personnel

SYNCO Project manager	: Sabine Agena
SYNCO Project leader	: Antal de Jong
SYNCO Project Sponsor	: Edwin van den Bos
Business Development Manager	: Joanne McCudden
CBL Project manager	: Susan Dana Jones
CBL Technical leader(s)	: Andrei Osterman and Anna Muchnick
CBL Project Sponsor	: Farrel Fort
Members of the Steering Committee	: Sabine Agena : Antal de Jong : Edwin van den Bos : Farrel Fort : Susan Dana Jones : Andrei Osterman

Appendix O

Draft Quality Agreement

Appendix P

Notices

Notices to SYNCO shall be made to:

SynCo Bio Partners B.V.
Attn. CEO
Paasheuvelweg 30
1105 BJ Amsterdam, The Netherlands
Fax No: + 31 20 750 3601
With copy by e-mail to: pierre_warffemius@synco-biopartners.com

Notices to CBL shall be made to:

Farrel Fort
Cleveland BioLabs, Inc.
9450 West Bryn Mawr Ave., Suite 270
Rosemont, IL USA 60018-5248
Fax: 847-678-5370

With a copy to:

Jack Marhofer
Cleveland BioLabs, Inc.
11000 Cedar Ave., Suite 290
Cleveland, OH USA 44106
Fax: 216-229-1764

Appendix Q

Outline of Commercial Agreement

Definitions
Definitions when applicable will carry forward from contract JM0610, the Process Development and Manufacturing Agreement (hereinafter referred to as "Agreement" with new additions as necessary including.

Manufacture, Forecasting, Ordering, Delivery and Title

CBL may order one or more campaigns per year with cost based upon agreed terms (to be negotiated at a later date). Notwithstanding the previous sentence SYNCO is only obliged to run two campaigns per year. Any request for additional campaigns should be discussed between Parties

It is understood that CBL's firm and binding orders cannot be given before the completion and actual market approval of the Product. Hence the given timelines in the below schedule are indicative. Furthermore, the minimum orders for Year 1-3 will be confirmed by CBL approximately one year prior to the expected EU and US marketing authorizations and can be amended by CBL before the actual market approval is received.

Table P.1:Batch estimates

The yield of the production process is currently unknown and so it is not possible to estimate the number of batches required. However, it is expected that the following amounts of CBLB502 will be required.

Amounts per year

- Year 1 (2009) 1 kg
- Year 2 (2010) 1 kg
- Year 3 (2011) 1 kg
- Year 4 (2012) 1 kg
- Year 5 (2013) 1 kg
- Year 6 (2014) 1 kg
- Year 7 (2015) 1 kg
- Year 8 (2016) 1 kg
- Year 9 (2017) 1 kg
- Year 10 (2018) 1 kg

CBL will supply SYNCO with firm and binding orders according to the below schedule:


Jan2007
Jan2008
Jan2009
Jan2010
July2011
Jan2012
Jan2013
July2007
July2008
July2009
July2010
July2011
July2012
20% deposit batches 2008
20% deposit batches 2009
20% deposit batches 2009
20% deposit batches 2010
1) Firm and binding minimum order for year 1-3
2) Schedule 2008
3) Any increases in 2008
1) Firm and binding minimum order for 2012
2) Schedule 2010
3) Any increases in 2010
1) Firm and binding minimum order for 2011
2) Schedule 2009
3) Any increases in 2009
1) Firm and binding minimum order for 2013
2) Schedule 2011
3) Any increases in 2011

CBL shall inform SYNCO of any major changes in the market, and should the need for Product increase above said quantities; CBL will first offer SYNCO production opportunity with reasonable advance notice, and in accordance with the above schedule. SYNCO will confirm in writing that it can meet the increased amount. If SYNCO cannot meet the additional required capacity CBL will undertake steps to obtain additional capacity elsewhere for the amounts SYNCO cannot provide. Parties are obliged to discuss the capacity requirements and availability in good faith.

Sales and Operation Planning Meetings shall be held quarterly unless otherwise agreed upon between the Parties.

Products shall be delivered to CBL ex Works, CBL shall accept delivery of the Products within five (5) days from notification. Title with respect to the Product passes to CBL upon payment in full

With respect to annual quantities indicated in CBL's three-year minimum binding order, if CBL fails to provide SYNCO with a firm and binding order in respect of any calendar year in accordance with the above schedule at the due date, CBL will be deemed to have made such firm and binding order for the quantity indicated for the year previous to the discussed calendar year .

Regulatory Affairs and Quality Assurance
Consistent with Agreement.

Warranties, Liability and Indemnities
Consistent with Agreement

Prices and Payment

To be agreed following full development of manufacturing process.
20% paid as a non-refundable Slot reservation fee with PO to be paid on January 1st of the year the manufacturing will commence; 30% shall be paid at the commencement of

and 30% paid upon completion of the manufacturing activities; and 20% paid upon SYNCO QP Release of the Product.

All prices are subject to annual adjustment on Year 2 and later.

Adjusted Price = Previous Price plus the [consumer price] index in respect of the previous year as published by the Central Bureau for Statistics in the Netherlands plus up to 3% of the Previous Price, as necessary to meet actual and verified cost increases

Confidentiality and Intellectual Property
Consistent with Agreement

Term of Agreement
From Effective Date until 31 December of the year in which the last Products are to be manufactured.

Additional Terms
Consistent with Agreement, where applicable